                                HERITAGE SERIES TRUST

                                       CLASS C
                                  DISTRIBUTION PLAN

                                       AMENDED
                                     SCHEDULE A




              The maximum annualized fee rate pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:


     SMALL CAP STOCK FUND
     VALUE EQUITY FUND
     GROWTH EQUITY FUND

              1.00% of the average daily net assets



     Dated:   April 3, 1995, as amended on November 16, 1995